                             [PartnerRe Letterhead]



News Release


  PartnerRe Reports Aggregate Limits Exposed to Enron of  $34 Million After Tax

                       -----------------------------------


PEMBROKE, BERMUDA, December 13, 2001 - PartnerRe Ltd. (NYSE: PRE) today announced that the aggregate limits of its exposures to Enron Corporation are approximately $49 million on a pre-tax basis, and $34 million after tax. Enron Corporation recently filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

The bulk of PartnerRe's exposures relate to surety reinsurance contracts. Exposures to various liability reinsurance coverages and investment losses are not material.

At this point in time, PartnerRe is not in a position to accurately estimate the actual losses, if any, it may incur under its various reinsurance contracts. Various contingencies may affect the amount and the timing of actual claims, if any. These include developments in the Enron bankruptcy proceedings, the nature of Enron's obligations supported by surety bonds and Enron's performance under these obligations, and potential recoveries by PartnerRe's reinsureds in mitigation of their losses.

                         ------------------------------


PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies through its wholly owned subsidiaries, Partner Reinsurance Company, PartnerRe U.S. and PartnerRe S.A. Risks reinsured include property, catastrophe, agriculture, automobile, casualty, marine, aviation/space, credit/surety, technical and miscellaneous lines, life/annuity and health. In 2000 total revenues were $1.5 billion. As of September 30, 2001, total assets were $6.5 billion and total shareholders' equity was $1.8 billion.

PartnerRe on the Internet: www.partnerre.com
                           -----------------


                             ----------------------



This press release contains forward-looking statements that are based upon the Company's assumptions and expectations concerning future events and are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements made by, or on behalf of the

2

Company. These risks and uncertainties include, among other things, those described in the Company's filings with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Whether or not actual results differ materially from forward-looking statements may depend on numerous foreseeable and unforeseeable events or developments, such as general economic conditions and interest rates, some of which may be related to the insurance industries generally, such as pricing competition, industry consolidation and regulatory developments, and others of which may relate to the Company specifically, such as risks with implementing business strategies, adequacy of reserves, exposure to catastrophe losses, emergence of new information, credit, interest rate, currency and other risks associated with the Company's investment portfolio, and other factors. In light of the significant uncertainties inherent in the forward-looking information herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company's objectives or plans will be realized. The Company disclaims any obligation to update forward-looking information.

Contacts:
PartnerRe Ltd.
(441) 292-0888
Investor Contact: Harold C. Hoeg, Group Treasurer
Media Contact: Celia Powell, Corporate Relations

Citigate Sard Verbinnen
(212) 687-8080
Jim Barron/Hallie Bozzie